Exhibit (a)(12)


         Not for release, publication or distribution in or into Canada,
                              Australia or Japan.

                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

       ACCEPTANCE LEVELS AND CLOSING DATE FOR TELEWEST'S RECOMMENDED OFFER FOR GENERAL CABLE PLC ("GENERAL CABLE") AND TELEWEST'S PRE-EMPTIVE ISSUE


In connection with its offer for General Cable, Telewest announces the following matters.

OFFER FOR GENERAL CABLE

1. As at 3.00 p.m. (London time) on 18 August 1998, valid acceptances of Telewest's recommended offer for General Cable (the "Offer") had been received in respect of 230,488,876 General Cable shares (representing approximately 63 per cent. of General Cable's issued share capital).

2. As contemplated in its press release dated 4 August 1998, Telewest reserves the right to reduce the percentage threshold in condition 1 of the Offer (set out in Part A of Appendix I of the Offer Document) (the "Acceptance Condition") from 90% to 75%.

3. Telewest intends to implement such reduction on 28 August 1998 and to declare the Offer unconditional in all respects on that day, or as soon as possible thereafter, once:

         (a) valid acceptances of the Offer have been received (and not, where permitted, withdrawn) in respect of 75% or more of General Cable shares (including General Cable shares represented by General Cable ADSs) to which the Offer relates; and

         (b) all the remaining conditions of the Offer have been and remain fulfilled or there are, at that date, no circumstances indicating that any such conditions may not be capable of fulfilment.

4. When the Offer is declared unconditional, holders of General Cable shares (including General Cable shares represented by General Cable
         ADSs) will no longer have withdrawal rights under the Offer. Holders of General Cable shares who do not want to accept the Offer if the Acceptance Condition is reduced from the 90% level should either not accept the Offer until after 28 August or withdraw their acceptances prior to 28 August 1998.

5. The mix and match election under the Offer will remain open for five days following the date the Offer is declared unconditional. All holders of General Cable securities accepting the Offer after the mix and match election terminates will receive the basic terms of the Offer.

6. On 23 February 1998, the date when General Cable announced that it had received indications that certain of the discussions which it was having with third parties might lead to an offer, Telewest held no General Cable shares or rights over General Cable shares.

7. On 29 March 1998, the date when Telewest and General Cable announced that merger discussions were at an advanced stage which might result in a recommended offer being made by Telewest for General Cable and the

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         likely terms thereof, General Utilities Holding Limited ("GUHL"), a subsidiary of Compagnie Generale des Eaux S.A. (now Vivendi S.A.), irrevocably undertook to accept such an offer, if made, in respect of its holding of 146,785,916 General Cable shares (representing 40.2 per cent. of General Cable's then issued share capital), if Telewest announced a firm intention to make such an offer on or before 15 April 1998. On 15 April 1998, Telewest announced the terms of the Offer (subject to certain pre-conditions which have been waived or satisfied) and GUHL confirmed its previous undertaking to accept the Offer. Acceptances in respect of these shares have now been received and are included in the acceptance figures given above.


PRE-EMPTIVE ISSUE

1. The latest time and date for acceptance and payment under the Pre-emptive Issue is 3.00 p.m. (London time) on 28 August 1998. Telewest does not presently intend to extend the Pre-emptive Issue beyond 28 August. Any announcement of an extension will be made by 5 p.m. (London time) on 21 August 1998.

2. Consequently, at present, the latest time and date for the splitting of the Application Forms under the Pre-emptive Issue is 3.00 p.m. (London time) on 26 August 1998.

3. Pending fulfilment of the conditions of the Pre-emptive Issue (including the Offer becoming unconditional in all respects and Admission (as defined in the Pre-emptive Issue Circular dated 29 June
         1998)), application monies will be kept in a separate bank account and any interest earned on such monies will be retained for the benefit of Telewest.

4. If the conditions of the Pre-emptive Issue are not fulfilled by 18 September (or such later date as Telewest and Schroders may agree), the Pre-emptive Issue will lapse and all application monies will be returned to applicants.


19 August 1998
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PRESS ENQUIRIES

TELEWEST                                                            01483 750900
Charles Burdick

J. HENRY SCHRODER & CO. LIMITED ("SCHRODERS")                      0171 658 6000
James Steel



Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer and the Pre-emptive issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer and the Pre-emptive issue.